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                                                                    Exhibit 3(i)



                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                PALL CORPORATION

                            Under Section 807 of the

                            Business Corporation Law

         The undersigned, being the President and the Secretary of Pall Corporation, hereby certify that:

         I.  The name of the corporation is Pall Corporation.
The name under which the corporation was formed is Micro Metallic Corporation.

        II. The certificate of incorporation of the corporation was filed by the Department of State on July 31, 1946.

       III. The text of the said certificate of incorporation, as amended heretofore, is hereby restated without further amendment or change to read in full as follows:


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         1.  The name of the corporation shall be

                                Pall Corporation

         2. The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

         3. The aggregate number of shares which the corporation shall have the authority to issue is 500,000,000 shares of Common Stock, par value $.10 per share.

         4. The preferences, privileges and voting powers of the shares of Common Stock, and restrictions or qualifications thereof shall be as follows:

                 (a) Dividends. The Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors.

                 (b) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the corporation, the holders of Common Stock shall participate equally per share in any distribution to shareholders.

                 (c) Voting Rights. The holder of each share of Common Stock shall be entitled to one vote in respect of each share held.





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                 (d)  Pre-emptive Rights.  No holder of shares of Common Stock shall have any pre-emptive right to subscribe to any shares of stock of any class now or hereafter authorized, or to any bonds, debentures or other instruments convertible into shares of stock, or to options or warrants evidencing rights to subscribe to shares of stock of any class.

         5. The office of the corporation is to be located at 2200 Northern Boulevard, East Hills, New York 11548, in the County of Nassau, which shall be the post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him.

         6.  The duration of the corporation shall be perpetual.

         7. The number of directors of the corporation shall not be less than three nor more than twelve; directors need not be stockholders. To the fullest extent permitted by the New York Business Corporation Law as in effect on November 20, 1987 or, if thereafter amended, as so amended, a director of the corporation shall not be liable to the corporation or its shareholders or any of them for damages for any breach of duty as a director.

                 [Paragraphs numbered 8, 9 and 10 of the original certificate of incorporation have been omitted from this Restated Certificate of Incorporation pursuant to Business Corporation Law Section 807(c) and are no longer a part of the certificate of incorporation of the corporation.]





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         11.  The Secretary of State is hereby designated as the agent of the corporation upon whom process in any action or proceeding against it may be served.

         12. (A) Except as provided in subparagraph (B), the favorable vote, at a meeting of stockholders, of the holders of not less than 85% of the outstanding shares of Common Stock of this corporation shall be required prior to and as a condition to the consummation of any Business Combination (as hereinafter defined). Such 85% favorable vote (1) shall be in addition to any stockholder vote which would be required without reference to this Paragraph 12, and (2) shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or the by-laws of the corporation, by any other provision of this certificate of incorporation or otherwise.

         (B) The provisions of subparagraph (A) of this Paragraph 12 shall not be applicable to a particular Business Combination, and such Business Combination shall require only such stockholder vote or approval (if any) as would be required without reference to this Paragraph 12, if all of the conditions set forth in subsections (1) through (5) next below are satisfied. These conditions are as follows:

         (1)  The ratio of:

              (a) the aggregate amount of the cash and the fair market value of other consideration to be received per share in such Business Combination by holders of Common





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         Stock of this corporation other than the Related Person (as hereinafter defined) involved in such Business Combination, to

                  (b) the market price per share of the Common Stock immediately prior to the announcement of the proposed Business Combination, is at least as great as the ratio of

                  (c) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) which such Related Person has theretofore paid for any shares of Common Stock acquired by it prior to such Business
         Combination, to

                  (d) the market price per share of the Common Stock immediately prior to the initial acquisition by such Related Person of any Common Stock; and

         (2) The aggregate amount of the cash and the fair market value of other consideration to be received per share in such Business Combination by holders of Common Stock of this corporation other than the Related Person (hereinafter called "Public Holders"):

                  (a) is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such Related Person in acquiring any of its holdings of Common Stock, and

                  (b) is not less than the earnings per share of the Common Stock for the four full consecutive fiscal





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         quarters immediately preceding the record date for solicitation of votes on such Business Combination multiplied by the then price/earnings multiple (if any) of such Related Person as customarily computed and reported in the financial community; and

         (3) The consideration (if any) to be received by Public Holders of Common Stock in such Business Combination shall, except to the extent that a stockholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring the shares of Common Stock already owned by it; and

         (4) After such Related Person became a Related Person and prior to the consummation of such Business Combination:

                 (a) such Related Person shall have taken steps to ensure that the corporation's Board of Directors included at all times representation by Continuing Directors (as hereinafter defined) proportionate to the ratio that the number of shares of Common Stock from time to time owned by Public Holders bears to all Common Stock outstanding at the time in question (with a Continuing Director to occupy any resulting fractional board position);

                 (b) such Related Person shall not have acquired from the corporation, directly or indirectly, any capital stock of the corporation (except (i) upon conversion of convertible securities acquired by it prior to becoming a Related





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         Person or (ii) as a result of a pro rata stock dividend or stock split or (iii) in a transaction consummated after this Paragraph 12 was added to this certificate of incorporation and which satisfied all applicable requirements of this Paragraph 12);

                 (c) such Related Person shall not have acquired any additional shares of the corporation's outstanding Common Stock or securities convertible into or exchangeable for Common Stock except as a part of the transaction which resulted in such Related Person becoming a Related Person; and

                 (d) such Related Person shall not have (i) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation or any Subsidiary (as hereinafter defined) or (ii) made any major change in the corporation's business or equity capital structure or entered into any contract, arrangement or understanding with the corporation except any such change, contract, arrangement or understanding which has been approved by the favorable vote of not less than 75% of the "whole Board" (which quoted term means all directors which the corporation would have if there were no vacancies) at a time when all members of the Board are Continuing Directors; and





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         (5)  A proxy statement responsive to the requirements of the
Securities Exchange Act of 1934 shall have been mailed to all holders of Common Stock for the purpose of soliciting stockholder approval of such Business Combination. Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of Common Stock other than any Related Person (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by the corporation of such opinion).

         (C)  For purposes of this Paragraph 12:

         (1) The term "Business Combination" means (a) any merger or consolidation of this corporation or any Subsidiary into or with a Related Person or into or with another corporation which, after such merger or consolidation, would be an Affiliate (as hereinafter defined) of a Related Person, in each case irrespective of which corporation is the surviving corporation in such merger or consolidation; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with a





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Related Person (in a single transaction or a series of related transactions) of all or a Substantial Part (as hereinafter defined) of the assets of this corporation (including without limitation any equity securities of a Subsidiary) or all or a Substantial Part of the assets of a Subsidiary; (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with this corporation or to or with a Subsidiary (in a single transaction or a series of related transactions) of all or a Substantial Part of the assets of a Related Person; (d) the issuance or transfer of any securities of this corporation or a Subsidiary by this corporation or a Subsidiary to a Related Person with the exception of securities which, when aggregated with all such securities so issued or transferred within the preceding five years to such Related Person and the Affiliates and Associates (as hereinafter defined) of such Related Person, or any of them, have a fair value of less than 10% of the stockholders' equity of this corporation as of the end of its most recent fiscal year ending prior to the time the determination is being made; (e) any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the corporation with any of its Subsidiaries, or any similar transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of this corporation or any Subsidiary which is directly or





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indirectly owned by any Related Person; (f) any merger of this corporation into a Subsidiary, or any consolidation between this corporation and a Subsidiary, unless the surviving corporation or the consolidated corporation, as the case may be, has a provision in its certificate of incorporation identical with or substantially similar to this Paragraph 12; or (g) any agreement, contract or other arrangement providing for any of the transactions hereinabove described in this definition of Business Combination.

         (2) A "Person" means an individual, firm, corporation or other entity. "Related Person" means, with respect to any Business Combination, any Person (other than this corporation or any Subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on such Business Combination, or immediately prior to the consummation of such transaction:

                 (a) is the Beneficial Owner (as hereinafter defined) of either (i) 20% or more of the Common Stock, or (ii) 20% or more of the securities of this corporation entitled at the time in question to vote in the election of directors, considered as a single class (hereinafter called "Voting Shares"), or

                 (b) is an Affiliate of this corporation and at any time within the preceding five years was the Beneficial Owner of either 20% or more of the then outstanding Common Stock or 20% or more of the then outstanding Voting Shares.





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                 (3)  A person shall be considered the "Beneficial Owner" of any Common Stock or Voting Shares:

                 (a) which are owned beneficially (whether or not owned of record) by such Person or by any Affiliate or Associate of such Person, or

                 (b) which such Person or any Affiliate or Associate of such Person has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or

                 (c) which are owned beneficially (whether or not owned of record) by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding with respect to acquiring, holding, voting or disposing of any shares of Common Stock or Voting Shares or acquiring, holding or disposing of all or a Substantial Part of the assets of this corporation or a Subsidiary.

For the purposes only of determining whether a Person is the Beneficial Owner of 20% or more of the outstanding Common Stock or Voting Shares of this corporation, the outstanding Common Stock and Voting Shares of this corporation shall be deemed to include any Common Stock or Voting Shares that may be issuable





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pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be beneficially owned by such Person pursuant to the foregoing provisions of this subsection (3).

         (4) The term "Substantial Part" as used with reference to the assets of this corporation, of any Subsidiary or of any Related Person means assets having a value of more than 5% of the total consolidated assets of this corporation and its Subsidiaries as of the end of this corporation's most recent fiscal year ending prior to the time the determination is being made.

         (5) For purposes of subsections (1) and (2) of subparagraph (B) of this Paragraph 12, in the event of a Business Combination upon consummation of which this corporation would be the surviving corporation or would continue to exist (unless it is provided, contemplated or intended that as part of such Business Combination or within one year after consummation thereof a plan of liquidation or dissolution of this corporation will be adopted or effected), the term "other consideration to be received" shall include (without limitation) Common Stock of this corporation retained by Public Holders.

         (6) "Continuing Director" means a member of the Board of Directors of this corporation who either (i) was first elected to the Board prior to the date as of which a Related Person who or which proposes to enter into or be a party to or involved in a Business Combination became the Beneficial Owner of more than 10%





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of the Common Stock, or (ii) was designated (before his or her initial election to the Board) as a "Continuing Director" by a majority of the then Continuing Directors.

         (7) "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another Person.

         (8) "Associate" means (a) any corporation or organization of which a Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of 5% or more of any class of equity securities, (b) any trust or other estate in which a Person has a 5% or larger beneficial interest of any nature or as to which a Person serves as trustee or in a similar fiduciary capacity,
(c) any spouse of a person, and (d) any relative of a person, or any relative of a spouse of a person, who has the same residence as such person or spouse.

         (9) "Subsidiary" means any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on September 1, 1979) is owned, directly or indirectly, by this corporation; provided, however, that for the purposes of the definition of Related Person set forth in subsection (2) of this subparagraph (C), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by this corporation.





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         (10)  As used in the definition of Business Combination, a "series of related transactions" shall be deemed to include not only a series of transactions with the same Related Person but also a series of separate transactions with a Related Person and any Affiliate or Associate of such Related Person.

         (11) A Related Person shall be deemed to have acquired a share of Common Stock at the time when such Related Person became the Beneficial Owner thereof. With respect to shares owned by Affiliates, Associates or other Persons whose ownership is attributed to a Related Person under the foregoing definition of "Beneficial Owner", if the price paid by such Related Person for such shares is not determinable, then for purposes of subsections (1) and (2) of subparagraph (B) of this Paragraph 12 the price so paid shall be deemed to be the higher of (a) the price paid upon acquisition thereof by the Affiliate, Associate or other Person or (b) the market price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

         (D) A majority of the Continuing Directors shall have the power to determine for the purposes of this Paragraph 12, on the basis of information known to them: (1) the number of shares of Common Stock and Voting Shares of which any Person is the Beneficial Owner; (2) whether a Person is an Affiliate or Associate of another; (3) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in subsection (3) of subparagraph (C); (4) whether the assets





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subject to any Business Combination constitute a "Substantial Part" as hereinabove defined; (5) whether two or more transactions constitute a "series of related transactions" as hereinabove defined, and (6) any matters required to be determined pursuant to subsection (11) of subparagraph (C) above.

         (E) Any amendment, change or repeal of this Paragraph 12, or any other amendment of this certificate of incorporation which would have the effect of modifying or permitting circumvention of this Paragraph 12, shall require the favorable vote, at a meeting of stockholders, of the holders of at least 85% of the then outstanding Common Stock, provided, however, that this subparagraph (E) shall not apply to, and such 85% vote shall not be required for, any such amendment, change or repeal recommended to the stockholders by not less than 75% of the Continuing Directors. For purposes of this subparagraph (E) only, if at the time when any such amendment, change or repeal is under consideration there is no proposed Business Combination (in which event clause "(i)" of the definition of Continuing Director in subparagraph
(C)(6) above would be inapplicable), the "Continuing Directors" shall be deemed to be those persons who were directors of the corporation at the time when the amendment of this certificate of incorporation to add this Paragraph 12 hereto was approved by stockholders plus those persons who are Continuing Directors under clause "(ii)" of said subparagraph (C)(6).





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         (F)  Nothing contained in this Paragraph 12 shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.
                                 *     *     *
         IV. The foregoing restatement of the certificate of incorporation was authorized by vote of a majority of the Board of Directors at a meeting of the Board of Directors held on November 18, 1993.

         IN WITNESS WHEREOF, the undersigned have subscribed this certificate, and affirm that the statements made herein are true under the penalties of perjury, this 23rd day of November, 1993.


                          /s/ ERIC KRASNOFF
                          ------------------------------
                          Eric Krasnoff
                            President


                          /s/ PETER SCHWARTZMANN
                          ------------------------------
                          Peter Schwartzman
                            Secretary





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